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                      September 10, 2020

       Pierre Labb
       Chief Financial Officer
       IMV Inc.
       130 Eileen Stubbs Avenue
       Suite 19 Dartmouth
       Nova Scotia B3B 2C4
       Canada

                                                        Re: IMV Inc.
                                                            Form 40-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 30,
2020
                                                            File No. 001-38480

       Dear Mr. Labb  :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences